EXHIBIT 21.1

SUBSIDIARIES OF HEALTHSTREAM, INC.

Names Under Which We Do Business	State or Other Jurisdiction of Incorporation or Organization

Decision Critical, Inc.	Texas

VerityStream, Inc. (f/k/a Echo, Inc.)	Tennessee

Morrisey Associates, Inc.	Illinois

Performance Management Services, Inc.	California

Nursing Registry Consultants Corporation	Delaware

Health Care Compliance Strategies, Inc.	New York

HealthStream Acquisition I, Inc.	Tennessee

HealthStream Acquisition II, Inc.	Tennessee

Providigm, LLC	Colorado